Exhibit 10.8

C&K GROUP LIMITED

25 March, 2025

Mr. CHUNG Chi Kit

HKID card no. Y062008(2)

9/F Tower B, Regent Centre

Kwai Chung, New Territories

Hong Kong

Re: Director Offer Letter

Dear Mr. CHUNG,

C&K Group Limited, a British Virgin Islands company (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this offer letter (the “Agreement”) contains the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon your acceptance and signature below. Your term as a director shall commence on the date of listing of the Company’s Class A ordinary shares on the Nasdaq Capital Market, in connection with the consummation of the Company’s initial public offering, and continue until terminated or until your successor is duly elected and qualified. The position shall be up for re-election at the first annual shareholder’s meeting following the consummation of the Company’s initial public offering and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and/or the Board’s committees set forth on Schedule A attached hereto and perform the duties as provided in the charter of the Company and/or the charter of such committee (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.

3. Compensation. As compensation for your services to the Company, you will receive annual cash compensation in the amount of HKD120,000 annually, (hereinafter, the “Compensation”) for serving on the Board during your term as a director, which shall be paid to you quarterly in arrears as determined by the Company and which shall be paid by our subsidiary in Hong Kong. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties. The Company shall maintain directors and officers liability insurance covering the directors of the Company.

4. No Assienment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Termination and Resignation. Your membership on the Board or on a Board committee may be terminated for any or no reason by a vote of the shareholders holding at least seventy-five percent (75%) of the votes of the Company’s issued and outstanding shares entitled to vote. Your membership on the Board or on a Board committee shall be terminated if you become of unsound mind or are prohibited by law from being so. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

6. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of Hong Kong applicable to agreements made and to be performed entirely in Hong Kong.

Address: Flat 3309-11, 33/F, Tower 5, The Gateway, No. 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

Sincerely,

C&K Group Limited

By:	/s/ CHENG Ka Ki
Name:	CHENG Ka Ki
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:	/s/ CHUNG Chi Kit
Name:	CHUNG Chi Kit
HKID card no. Y062008(2)

Date:	25/3/2025

Address: Flat 3309-11, 33/F, Tower 5, The Gateway, No. 15 Canton Road, Tsirn Sha Tsui, Kowloon, Hong Kong

Schedule A

The Director is offered to serve on the following Board committee(s):

Committee	Title
Audit Committee	Member
Nominating and Governance Committee	Member
Compensation Committee	Chairman and member

Address: Flat 3309-11, 33/F, Tower 5, The Gateway, No. 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong

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